Exhibit 99.1
Contact: Dan Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS FIRST QUARTER
2009 FINANCIAL RESULTS
Highlights of the US Airways Group, Inc. (the Company) first quarter 2009 results:
•	The Company reported a net loss of $103 million, or ($0.90) per share. This compares to a net loss of $237 million, or ($2.58) per share for the same period last year. The first quarter loss was driven by a 13.5 percent decline in revenues related to the global economic recession.

•	The effects of fuel hedging significantly impacted the first quarter 2009 results. Excluding net special credits and net realized losses/gains on fuel hedging transactions, the Company reported operating income of $8 million and a net loss of $63 million for its first quarter 2009. This compares to an operating loss and net loss of $287 million and $321 million, respectively, for the same period last year.

•	The Company continues to run an efficient and reliable airline. On-time performance for the first quarter was 80 percent versus 78 percent for the same period last year. For the full year 2008, US Airways was America’s number one on-time airline among the “Big Six” hub-and-spoke airlines according to the U.S. Department of Transportation’s (DOT) monthly Air Travel Consumer Report.

•	The Company’s a la carte revenue initiatives continue to generate positive results. Since implementation in May 2008, these programs have generated more than $255 million in incremental revenue. The Company expects these programs to generate $400 million to $500 million in revenue in 2009. As announced in a separate release today, the Company will soon include the option of prepaying for checked baggage online and implement an additional service fee for paying at the airport.

•	During the first quarter, the Company completed a series of financial transactions which raised approximately $115 million in net proceeds. The Company had $2.1 billion in total cash and investments, of which $0.7 billion was restricted, on March 31, 2009.

TEMPE, Ariz., April 23, 2009 — US Airways Group, Inc. (NYSE: LCC) today reported its first quarter 2009 results. Net loss for the first quarter was $103 million, or ($0.90) per share, which includes net special credits totaling $157 million. This compares to a net loss of $237 million, or ($2.58) per share for the same period last year. Excluding net special credits, the Company reported a net loss of $260 million for its first quarter 2009, or ($2.28) per share. This compares to a net loss excluding special credits of $240 million, or ($2.61) per share for the same period last year.
The effects of fuel hedging significantly impacted the first quarter 2009 results. Excluding net special credits and net realized losses/gains on fuel hedging transactions, the Company reported operating income of $8 million and a net loss of $63 million for its first quarter 2009. This compares to an operating loss and net loss of $287 million and $321 million, respectively, for the same period last year. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group Chairman and CEO Doug Parker stated, “Our first quarter loss reflects the weakness in the global economy that has negatively impacted revenues throughout our industry. The steps we have taken to adapt to this environment are having a significant positive impact, though, as evidenced by our significant improvement in earnings excluding special items and fuel hedges.
“We’ve had great success with a la carte pricing and our relatively higher domestic enplanements versus our largest competitors means that we have a greater ability to capitalize on this opportunity both in the current economic environment and also when the economy turns around. We’ve pulled down an appropriate amount of capacity and will explore additional reductions if the economic environment warrants such action. And, we’ve raised new capital in a very tight capital market to help withstand a prolonged economic downturn.
“Our team of 33,000 employees continues to work together to run a terrific operation. For the first quarter of the year, we posted an 80 percent on-time arrival rate, improved baggage handling by approximately 50 percent, and reduced DOT complaints by approximately 28 percent — all while running one of the most efficient schedules of the ’Big Six’ hub-and-spoke airlines. We couldn’t be more proud of our team and their continued commitment to our customers.
“Because of the global economic weakness and uncertainty, 2009 remains difficult to forecast. However, the steps we have taken and the outstanding work of our team has us well positioned to meet any challenges that may lie ahead,” concluded Parker.
Revenue and Cost Comparisons
Total revenues in the first quarter were down 13.5 percent versus the first quarter of 2008 on a 6.8 percent decline in total available seat miles (ASMs). Total revenue per available seat mile was 12.02 cents, down 7.2 percent versus the same period last year. Mainline passenger revenue per available seat mile (PRASM) in the first quarter was 9.49 cents, down 10.9 percent versus the same period last year. Express PRASM was 15.95 cents, down 12.7 percent versus the first quarter 2008. Total mainline and Express PRASM was 10.58 cents, which was down 11.1 percent versus the first quarter 2008.

Total expenses in the first quarter were down 18.3 percent over the same period last year due to a 53.2 percent decrease in mainline and Express fuel expense. Mainline cost per available seat mile (CASM) in the first quarter was 11.05 cents, down 12.0 percent versus the same period last year. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and special items, mainline CASM was 8.63 cents, up 0.7 percent from the same period last year, on a 7.4 percent decline in mainline ASMs.
Chief Financial Officer Derek Kerr stated, “As we have decreased our mainline capacity, we have worked diligently to manage our costs. Those results are evidenced in the modest increase in our first quarter unit costs (mainline CASM excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and special items), despite a seven percent decrease in mainline ASMs.”
Liquidity
Kerr continued, “Although the capital markets remain extremely tight, during the quarter, we closed on a series of financial transactions which raised approximately $115 million in net proceeds.”
The Company’s first quarter financing transactions included additional loans under a spare parts loan agreement, a loan secured by certain airport landing slots and an unsecured financing with one of the Company’s third party Express carriers.
The Company’s total cash and investment balance increased by $144 million from December 31, 2008. As of March 31, 2009, the Company had $2.1 billion in total cash and investments, of which $0.7 billion was restricted. Included in the Company’s restricted cash balance was $165 million related to letters of credit collateralizing certain counterparties to the Company’s fuel hedging transactions. In addition, the Company had $79 million in cash deposits held by counterparties to its fuel hedging transactions which are not included in the cash balances referenced above.
First Quarter Special Items
During its first quarter, the Company recognized net special credits totaling $157 million. These special items included a $170 million unrealized net gain associated with the change in fair value of the Company’s outstanding fuel hedge contracts. The unrealized gains in the first quarter of 2009 are the result of the application of mark-to-market accounting in which unrealized losses recognized in prior periods are reversed as hedge transactions are settled in the current period. In addition, the Company recognized a $7 million impairment loss considered to be other than temporary on certain available for sale auction rate securities, and in connection with previously announced capacity reductions, the Company recognized $5 million in charges for aircraft lease return costs, and $1 million in severance charges.
Other Notable Accomplishments
Marketing / New Service
•	Received final approval to begin Philadelphia-Charlotte-Rio de Janeiro flights in the fourth quarter of 2009 from the DOT.

•	Announced the reinstatement of complimentary water, juices and soda on all US Airways domestic flights in the main cabin.

•	Launched a national advertising campaign consisting of newspaper, radio, online and billboard ads that showcased the airline’s number one on-time ranking among the six largest hub-and-spoke airlines as measured by the DOT.
•	Introduced sales of the US Airways Power-Nap Sack™ on domestic mainline flights priced at $7, which includes a reusable inflatable pillow, blanket, eye shades, ear plugs and a $10 SkyMall magazine coupon.
Operations
•	For the eleventh consecutive year, the airline’s Charlotte line maintenance facility received the Diamond Award—the Federal Aviation Administration’s (FAA) highest recognition—for excellence in maintenance training.

•	Introduced handheld credit and debit card readers on mainline flights to provide customers another option for paying for meal, alcoholic beverage and Power-Nap Sack™ purchases in the main cabin.

•	In conjunction with avionics supplier ACSS, the Company received a $6 million grant from the FAA for the installation and trial of ADS-B equipment, a critical milestone for the development of the FAA’s Next Generation air transportation system.

•	On Jan. 15, 2009, US Airways Flight 1549 made an emergency landing in the Hudson River shortly after takeoff from New York’s LaGuardia Airport. All 150 passengers on the Airbus A320 aircraft were safely evacuated thanks to the quick and decisive actions of the airline’s flight crew. After proper recognition of the numerous first responders and emergency agencies in New York that came to the airline’s aid, the Company also recognized its five exemplary crew members, along with approximately 900 other US Airways employees who provided post-accident response assistance, at a Company event during the first quarter.
People
•	As part of the Company’s operational incentive plan, the Company distributed a cash bonus to employees for a top-three finish amongst the ten largest U.S. carriers for February on-time arrivals as measured by the DOT Air Travel Consumer Report.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through May 23, 2008.
The airline will also provide its investor relations guidance on its Web site (www.usairways.com). Information that could be provided includes cost per available seat mile (CASM) excluding fuel and special items, fuel prices and hedging positions, other revenues and estimated interest expense/income. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2009.

About US Airways
US Airways was America’s number one on-time airline in 2008 among the “Big Six” hub-and-spoke airlines according to the U.S. Department of Transportation’s (DOT) monthly Air Travel Consumer Report. US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The airline employs more than 33,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers our customers more than 16,500 daily flights to 912 destinations in 159 countries worldwide. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; the impact of economic conditions; changes in prevailing interest rates, a reduction in the availability of financing and increased costs of financing; the Company’s high level of fixed obligations and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes and operate pursuant to the terms of our financing facilities (particularly the financial covenants); the ability of the Company to maintain adequate liquidity; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations, including the ability of the Company to complete the integration of the labor groups of the Company and America West Holdings; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; the impact of fuel price volatility, significant disruptions in fuel supply and further significant increases to fuel prices; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of the integration of the Company’s business units; the impact of changes in the Company’s business model; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the impact of industry consolidation; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s route network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; security-related and insurance costs; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-K for the year ended December 31, 2008 and in the Company’s filings with the SEC, which are available at www.usairways.com
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent
	March 31, 2009	March 31, 2008	Change

Operating revenues:
Mainline passenger	$1,611	$1,953	(17.5)
Express passenger	551	657	(16.1)
Cargo	24	36	(34.3)
Other	269	194	39.4

Total operating revenues	2,455	2,840	(13.5)

Operating expenses:
Aircraft fuel and related taxes	378	823	(54.0)
Loss (gain) on fuel hedging instruments, net:
Realized	197	(81)	nm
Unrealized	(170)	(36)	nm
Salaries and related costs	551	563	(2.1)
Express expenses:
Fuel	123	249	(50.7)
Other	481	485	(0.7)
Aircraft rent	178	178	—
Aircraft maintenance	174	213	(18.1)
Other rent and landing fees	131	145	(9.6)
Selling expenses	92	104	(10.9)
Special items, net	6	26	(76.2)
Depreciation and amortization	60	50	19.7
Other	279	317	(12.5)

Total operating expenses	2,480	3,036	(18.3)

Operating loss	(25)	(196)	(87.3)

Nonoperating income (expense):
Interest income	6	29	(78.0)
Interest expense, net	(71)	(61)	15.3
Other, net	(13)	(9)	61.0

Total nonoperating expense, net	(78)	(41)	90.2

Loss before income taxes	(103)	(237)	(56.8)

Income tax provision	—	—	—

Net loss	$(103)	$(237)	(56.8)

Loss per common share:
Basic	$(0.90)	$(2.58)

Diluted	$(0.90)	$(2.58)

Shares used for computation (in thousands):
Basic	114,121	92,023

Diluted	114,121	92,023

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent
	March 31, 2009	March 31, 2008	Change

Mainline
Revenue passenger miles (millions)	13,309	14,489	(8.1)
Available seat miles (ASM) (millions)	16,979	18,335	(7.4)
Passenger load factor (percent)	78.4	79.0	(0.6	) pts
Yield (cents)	12.10	13.48	(10.2)
Passenger revenue per ASM (cents)	9.49	10.65	(10.9)

Passenger enplanements (thousands)	12,409	13,536	(8.3)
Departures (thousands)	117	126	(6.9)
Aircraft at end of period	347	357	(2.8)

Block hours (thousands)	304	327	(7.2)
Average stage length (miles)	934	937	(0.3)
Average passenger journey (miles)	1,527	1,517	0.7
Fuel consumption (gallons in millions)	258	286	(9.7)
Average aircraft fuel price including related taxes (dollars per gallon)	1.47	2.88	(49.0)
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	2.23	2.60	(14.0)
Full-time equivalent employees at end of period	32,245	34,684	(7.0)

Operating cost per ASM (cents)	11.05	12.56	(12.0)
Operating cost per ASM excluding special items (cents)	12.02	12.62	(4.7)
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.63	8.57	0.7

Express*
Revenue passenger miles (millions)	2,374	2,485	(4.5)
Available seat miles (millions)	3,455	3,599	(4.0)
Passenger load factor (percent)	68.7	69.0	(0.3	) pts
Yield (cents)	23.22	26.46	(12.2)
Passenger revenue per ASM (cents)	15.95	18.27	(12.7)

Passenger enplanements (thousands)	5,978	6,195	(3.5)
Aircraft at end of period	293	291	0.7
Fuel consumption (gallons in millions)	81	86	(5.3)
Average aircraft fuel price including related taxes (dollars per gallon)	1.51	2.90	(48.0)

Operating cost per ASM (cents)	17.48	20.39	(14.2)
Operating cost per ASM excluding fuel (cents)	13.93	13.47	3.4

TOTAL — Mainline & Express
Revenue passenger miles (millions)	15,683	16,974	(7.6)
Available seat miles (millions)	20,434	21,934	(6.8)
Passenger load factor (percent)	76.7	77.4	(0.7	) pts
Yield (cents)	13.79	15.38	(10.4)
Passenger revenue per ASM (cents)	10.58	11.90	(11.1)
Total revenue per ASM (cents)	12.02	12.95	(7.2)
Passenger enplanements (thousands)	18,387	19,731	(6.8)
Aircraft at end of period	640	648	(1.2)
Fuel consumption (gallons in millions)	339	372	(8.7)
Average aircraft fuel price including related taxes (dollars per gallon)	1.48	2.89	(48.8)
Operating cost per ASM (cents)	12.14	13.84	(12.3)

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended
	March 31, 2009	March 31, 2008
	(in millions, except share and per share amounts)

Reconciliation of Net Loss Excluding Special Items and Realized Loss (Gain) on Fuel Hedging Instruments, Net for US Airways Group, Inc.

Net loss as reported	$(103)	$(237)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(170)	(36)
Special items, net (2)	6	26
Nonoperating special items, net (3)	7	7

Net loss as adjusted for special items	(260)	(240)

Realized loss (gain) on fuel hedging instruments, net (4)	197	(81)

Net loss as adjusted for special items and realized loss (gain) on fuel hedging instruments, net	$(63)	$(321)

	3 Months Ended	3 Months Ended
	March 31, 2009	March 31, 2008

Reconciliation of Basic and Diluted Loss Per Share As Adjusted for Special Items for US Airways Group, Inc.

Net loss as adjusted for special items	$(260)	$(240)

Shares used for computation (in thousands):
Basic	114,121	92,023

Diluted	114,121	92,023

Loss per share as adjusted for special items:
Basic	$(2.28)	$(2.61)

Diluted	$(2.28)	$(2.61)

	3 Months Ended	3 Months Ended
	March 31, 2009	March 31, 2008

Reconciliation of Operating Income (Loss) Excluding Special Items and Realized Loss (Gain) on Fuel Hedging Instruments, Net for US Airways Group, Inc.

Operating loss as reported	$(25)	$(196)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(170)	(36)
Special items, net (2)	6	26

Operating loss as adjusted for special items	(189)	(206)

Realized loss (gain) on fuel hedging instruments, net (4)	197	(81)

Operating income (loss) as adjusted for special items and realized loss (gain) on fuel hedging instruments, net	$8	$(287)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended	3 Months Ended
	March 31, 2009	March 31, 2008

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only

US Airways Group, Inc. (in millions)

Total operating expenses	$2,480	$3,036
Less Express expenses:
Fuel	(123)	(249)
Other	(481)	(485)

Total mainline operating expenses	1,876	2,302

Special items:
Unrealized gain on fuel hedging instruments, net (1)	170	36
Special items, net (2)	(6)	(26)

Mainline operating expenses, excluding special items	2,040	2,312

Aircraft fuel and related taxes	(378)	(823)
Realized gain (loss) on fuel hedging instruments, net (4)	(197)	81

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,465	$1,570

(in cents)
Mainline operating expenses per ASM	11.05	12.56

Special items per ASM
Unrealized gain on fuel hedging instruments, net (1)	1.00	0.20
Special items, net (2)	(0.04)	(0.14)

Mainline operating expenses per ASM, excluding special items	12.02	12.62

Aircraft fuel and related taxes	(2.23)	(4.49)
Realized gain (loss) on fuel hedging instruments, net (4)	(1.16)	0.44

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.63	$8.57

	3 Months Ended	3 Months Ended
	March 31, 2009	March 31, 2008

Reconciliation of Operating Cost per ASM Excluding Fuel — Express only

US Airways Group, Inc. (in millions)

Total Express operating expenses	$604	$734

Aircraft fuel and related taxes	(123)	(249)

Express operating expenses, excluding fuel	$481	$485

(in cents)
Express operating expenses per ASM	17.48	20.39

Aircraft fuel and related taxes	(3.55)	(6.92)

Express operating expenses per ASM, excluding fuel	$13.93	$13.47

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

1)	The three months ended March 31, 2009 and 2008 included $170 million and $36 million of unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. The application of mark-to-market accounting resulted in unrealized gains in the 2009 period due to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the current period.

2)	During the three months ended March 31, 2009, in connection with capacity reductions, the Company recorded $5 million in charges for lease return costs and penalties related to certain Airbus aircraft and $1 million in severance charges. The three months ended March 31, 2008 included $26 million of merger related transition expenses.

3)	The three months ended March 31, 2009 included $7 million in non-cash charges to record other than temporary impairment on the Company’s investments in auction rate securities due to continued declines in the fair values of certain securities. The three months ended March 31, 2008 included $13 million in non-cash charges to record other than temporary impairment on the Company’s investments in auction rate securities as well as a $2 million write off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes, offset by $8 million in gains on forgiveness of debt.

4)	The three months ended March 31, 2009 and 2008 included $197 million of net realized losses and $81 million of net realized gains, respectively, on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2009	December 31, 2008
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,262	$1,054
Restricted cash	166	186
Accounts receivable, net	377	293
Materials and supplies, net	206	201
Prepaid expenses and other	552	684

Total current assets	2,563	2,418

Property and equipment
Flight equipment	3,202	3,157
Ground property and equipment	858	816
Less accumulated depreciation and amortization	(1,003)	(954)

	3,057	3,019
Equipment purchase deposits	347	267

Total property and equipment	3,404	3,286

Other assets
Other intangibles, net	538	545
Restricted cash	503	540
Investments in marketable securities	180	187
Other assets, net	233	238

Total other assets	1,454	1,510

Total assets	$7,421	$7,214

Liabilities and Stockholders’ Deficit

Current liabilities
Current maturities of debt and capital leases	$423	$362
Accounts payable	636	797
Air traffic liability	939	698
Accrued compensation and vacation	188	158
Accrued taxes	200	142
Other accrued expenses	884	887

Total current liabilities	3,270	3,044

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,734	3,623
Deferred gains and credits, net	305	323
Employee benefit liabilities and other	708	718

Total noncurrent liabilities and deferred credits	4,747	4,664

Stockholders’ deficit
Common stock	1	1
Additional paid-in capital	1,794	1,789
Accumulated other comprehensive income	61	65
Accumulated deficit	(2,439)	(2,336)
Treasury stock	(13)	(13)

Total stockholders’ deficit	(596)	(494)

Total liabilities and stockholders’ deficit	$7,421	$7,214

New Accounting Standard Applied Retrospectively
Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The retrospective adoption of this accounting standard resulted in an $11 million decrease to the net carrying value of long-term debt, a $29 million increase to accumulated deficit and a $40 million increase to additional paid-in capital at December 31, 2008. The impact to the condensed consolidated statement of operations for the three months ended March 31, 2008 was not material.